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                                                             Exhibit No. 8(a)(v)



                       AMENDMENT NUMBER 1 TO THE TRANSFER
                          AGENCY AND SERVICES AGREEMENT


         This AMENDMENT NUMBER 1 effective on this 5th day of March 2001 is made to the Transfer Agency and Services Agreement dated August 3, 1998, (the "Agreement"), by and between MITCHELL HUTCHINS LIR MONEY SERIES (the "Fund," formerly also known as Mitchell Hutchins Institutional Series) and PFPC Inc. ("PFPC," formerly also known as First Data Investor Services Group, Inc.).

         WHEREAS, the Fund desires that PFPC provide services under the Agreement out of its Wilmington, Delaware location and using PFPC's Order Entry Pass System ("OEP") instead of the Remote Trade Entry System ("RTE") described in the Agreement, and PFPC agrees to provide such services out of such location and using its OEP;

         WHEREAS, the Fund and PFPC desire to amend the Agreement to reflect those changes and to indicate that an updated fee schedule is now set forth in a separate fee letter between the parties.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties agree that as of the date first referenced above:

1.       Amendments to Agreement.

         a. References to "FIRST DATA INVESTOR SERVICES GROUP, INC." or "FDISG" are hereby replaced by "PFPC Inc." and "PFPC," respectively. The principal business address of the Fund is changed to 51 West 52nd Street, New York, New York 10019-6114. The principal business address of PFPC is changed to 400 Bellevue Parkway, Wilmington, Delaware 19809.

         b. Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "6.1 As compensation for services rendered by PFPC hereunder during the term of this Agreement, the Fund on behalf of each Portfolio will pay to PFPC a fee or fees as may be agreed from time to time in writing by the Fund and PFPC."

         c. Sections 6.2 and 6.4 (regarding compensation) are hereby deleted.

         d. Section 6.3 is hereby renumbered as Section 6.2.

         e. Section 8.4 (regarding RTE) is hereby deleted in its entirety and replaced with the following:






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                  In the event that the Fund, including any affiliate or agent of the Fund, or any third party desires to transmit certain transaction instructions directly to the PFPC System and produce reports associated with these transactions from a remote location, PFPC agrees to make available Internet access to accounts. The Fund's use of such system shall be in accordance with the terms of this Agreement. Any third party utilizing such system shall execute and be bound by the terms and conditions of the user agreement attached to Amendment No. 1 as Exhibit 1 or such other agreement that is acceptable to both the Fund and PFPC. PFPC hereby acknowledges that Shareholders which utilize such system shall in no event be deemed to be agents of the Fund.

         f. Schedule A (Duties of PFPC) is hereby amended to add the following subsection (d) to Section 7 (Additional Services):

            "(d)  Wire/Settlement Services.

               i. Based on daily net purchase and sale activity for each Share class, PFPC will settle trades daily with the Fund's Custodian. The Fund agrees to issue standing instructions to the Custodian to settle daily by wire with PFPC by 6pm. The Fund further agrees that in the event that PFPC requires a wire of funds from the Custodian on any day and, if PFPC has notified the Custodian by 5:45 PM ET of the amount due and does not receive the same by 6:00 PM ET on that same day, PFPC shall be entitled to receive compensation for the cost of funds on the delayed amount at the rate of Fed Funds plus 20% (i.e., [Current Fed Funds Rate + (0.20)(Current Fed Funds
                   Rate) = Compensation]).

               ii. In the event that based on the net daily settlement, PFPC is to wire funds to the Custodian on any day, PFPC agrees to do so by 6:00 PM ET that day."

         a. Schedules B and C (regarding fees and out-of-pocket expenses) are hereby deleted.

         b. Original Exhibit 1 (Remote Trade Entry License Agreement) is hereby deleted.

         c. The addresses for the Fund and PFPC contained in Article 20 are hereby replaced by the following:






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            (1) For the Fund: Mitchell Hutchins LIR Money Series, 51 West 52nd
                Street, New York, New York 10019-6114, Attention: Product Management, with copies to the Fund's Secretary and Treasurer; and

            (2) For PFPC: PFPC Inc., 400 Bellevue Parkway, Wilmington, Delaware
                19809, Attention: President, with a copy to PFPC's General Counsel.

1.       Miscellaneous.

         a. Except as specifically amended hereby, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

         b. The Agreement, as modified by this amendment, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

         c. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized officers as of the day and year first written above.



PFPC INC.                                   MITCHELL HUTCHINS LIR
                                                MONEY SERIES

By:    /s/ Steven Turonski                  By:    /s/ Paul Schubert
       ................................           ..............................

Name:  Steven Turonski                      Name:  Paul Schubert
       ................................           ..............................

Title: Senior Vice President                Title: Vice President and Treasurer
       ................................           ..............................